EX 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-205182, 333-217098, 333-226654, 333-254559, 333-194900 and 333-278611) on Form S-8 and registration statements (Nos. 333-253666, 333-226878 and 333-278193) on Form S-3 of our report dated February 26, 2025, with respect to the consolidated financial statements of Energy Fuels Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Denver, Colorado
February 26, 2025